Exhibit 23.4


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of American Tower Corporation for the registration of 6.25% and 2.25% convertible notes due 2009 and Class A common stock and to the incorporation by reference therein of our report dated September 16, 1998, with respect to the consolidated financial statements of OmniAmerica, Inc. and Subsidiaries (formerly Specialty Teleconstructors, Inc.) at and for the year ended June 30, 1998, included in American Tower Corporation's Form 8-K.


Dallas, Texas
October 14, 1999                                     /s/ Ernst & Young LLP